Exhibit 99.1

Clovis Oncology Announces Negative Outcome of CO-101 in Pivotal LEAP Pancreatic Cancer Study

No difference in overall survival versus gemcitabine in hENT1-low patients

hENT1 biomarker also not predictive for gemcitabine outcomes

BOULDER, Colo.--(BUSINESS WIRE)--November 11, 2012--Clovis Oncology, Inc. (NASDAQ: CLVS) today announced the results from its LEAP (Low hENT1 and Adenocarcinoma of the Pancreas) study of CO-101 versus gemcitabine in metastatic pancreatic cancer. There was no difference in overall survival between the two arms in either the primary analysis of the hENT1-low patient population, or in the overall intent-to-treat population. Median survival in each arm was approximately six months with a hazard ratio of 0.99, and is entirely consistent with the survival results from other gemcitabine studies in metastatic pancreatic cancer. Toxicities were comparable between the two arms, and no differences were observed in any subgroup analyses. Key prognostic variables, including performance status and age, were balanced between the hENT1-low and -high groups.

Importantly, the study also demonstrated that, contrary to the results of numerous published retrospective studies, hENT1 status had no impact on survival for patients on gemcitabine.

“We are obviously disappointed with these results, which are unambiguous,” said Patrick J. Mahaffy, president and CEO of Clovis Oncology. “We would like to thank the investigators, and mostly the patients, who participated in this trial and we wish the best for the developers of other agents to treat this devastating, very difficult to treat disease.”

As a consequence of these results, Clovis will suspend all development of CO-101, pending further evaluation of the LEAP data, and focus its resources on the three product candidates in its portfolio.

Clovis’ product pipeline includes: CO-1686, an orally-available, epidermal growth factor receptor (EGFR) covalent inhibitor, currently in a Phase I/II study for the treatment of non-small cell lung cancer (NSCLC) in patients with initial activating EGFR mutations as well as the T790M primary resistance mutation; rucaparib, an orally-available, small molecule poly (ADP-ribose) polymerase (PARP) inhibitor being developed for certain ovarian and breast cancers that is currently in a Phase I/II clinical program both as monotherapy and in combination with chemotherapy; and, a novel cKIT inhibitor targeting resistance mutations for the treatment of gastrointestinal stromal tumors (GIST), currently in the discovery phase.

For both CO-1686 and rucaparib, the Company currently anticipates presenting Phase I data at ASCO in June 2013. For CO-1686, Clovis expects to have evidence of efficacy data in the T790M population from the ongoing Phase I/II study in the second half of 2013, and, if data are positive, commence a registration study in the first half of 2014. Pending positive data from the rucaparib studies, the Company plans to initiate a global registration study in 2013 in platinum-sensitive ovarian cancer patients with deficiencies in BRCA and other DNA repair genes.

Clovis anticipates ending 2012 with approximately $140 million in cash, which provides sufficient resources to demonstrate meaningful evidence of efficacy for both CO-1686 and rucaparib.

Conference Call Details

Clovis will hold a conference call to discuss these results later this morning, November 12, at 8:30 am Eastern time. The conference call will be simultaneously webcast on the Company’s website at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call for institutional investors and analysts are as follows: US 866.730.5766, international 857.350.1590, passcode 99196369.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco, California and Cambridge, UK.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs, including the results of our clinical trials, the corresponding development strategies for companion diagnostics for our product candidates, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its reports on Form 10-Q and Form 8-K.

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com